        Exhibit 10.29

TRANSITION AGREEMENT AND RELEASE OF CLAIMS

This Transition Agreement and Release of Claims (this “Release”) is entered into between Holly Windham (“Executive”) and Rackspace Technology, Inc. (together with its subsidiaries and affiliates, including Rackspace US, Inc, the “Company” and together with Executive, the “Parties”). The Parties agree and acknowledge that (i) Executive’s last day as Chief People Officer (but not Chief Legal Officer) of the Company was December 16, 2022, (ii) Executive’s last day as Chief Legal Officer of the Company will be January 16, 2023 (the “Transition Date”) and (iii) Executive will help to transition the duties of Chief Legal Officer to her interim successor from the Transition Date through January 31, 2023, at which point Executive will be on garden leave and continue to receive her base salary through February 28, 2023 (the “Termination Date”), following which Executive will experience a qualifying termination of employment under that certain employment agreement between the Parties dated as of April 17, 2017, amended as of October 1, 2017, April 1, 2021 and February 1, 2022 (together, the “Employment Agreement”) pursuant to Section 8(c) of the Employment Agreement. As of the Transition Date or as soon thereafter as practicable, Executive no longer serves in any positions or offices that Executive previously held with the Company, including with respect to any committees, boards of directors or other similar governing bodies thereof. Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement. This Agreement shall become effective as provided in Section 5.

1. Release of Claims

In partial consideration of the payments and benefits described in this Release, to which Executive agrees that Executive is not entitled until and unless Executive executes and lets become effective this Release and the Reaffirmation Release (as defined below) in accordance with the terms hereof, Executive, for and on behalf of Executive and Executive’s heirs, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights Executive may have to the severance payments or benefits set forth in Section 2 below, (ii) rights to any vested benefits under the Company’s employee benefit plans, (iii) any existing rights to indemnification protection that is otherwise provided to Executive by the Company, (iv) rights to be paid hourly if Executive is required to provide post-employment cooperation in accordance with Section 14 of the Employment Agreement or (v) rights that cannot be released as a matter of law, (collectively, the “Unreleased Claims”).

2. Separation Payments and Benefits.

Any accrued and unpaid base salary through the Termination Date will be paid to Executive within thirty (30) days of the Termination Date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits) will be paid as is reasonably feasible. All of the payments, benefits and equity vesting set forth in this Section 2 are subject to Executive signing this Release and the Reaffirmation Release becoming effective and Executive’s continued compliance with any restrictive covenants that Executive is subject to in favor of the Company, including, without limitation, the covenants included in Sections 4, 5, 6 and 7 of the Employment Agreement (the “Covenants”). The payments and benefits described in this Section 2 fully supersede any severance payments or benefits under the Employment Agreement or under any other Company plan, agreement or policy.

a.Cash Severance and Benefits. Consistent with Section 9(e) of the Employment Agreement, Executive will be entitled to the following payments and benefits:

i.The Company will pay Executive an aggregate amount equal to $1,710,000, payable in approximately equal periodic payments in accordance with ordinary payroll practices and deductions over eighteen (18) months commencing on the first payroll period following Executive’s execution and non-revocation of this Release and the Reaffirmation Release pursuant to Section 5 below.

ii.The Company will pay Executive an amount equal to Executive’s target bonus ($540,000) in respect of Executive’s 2022 bonus opportunity under the Rackspace Technology, Inc. Annual Cash Incentive Plan in a lump-sum at the same time during 2023 as annual bonuses for 2022 are paid to the Company’s other similarly situated employees. For the avoidance of doubt, Executive will forfeit Executive’s 2023 annual bonus opportunity in exchange for no compensation.

iii.Regardless of whether Executive elects COBRA continuation coverage under the under the Company’s group health insurance, the Company will pay Executive a cash payment equal to $37,500, representing an agreed estimate for eighteen (18) months of the applicable aggregate premium cost for continued Company group health insurance coverage for Executive and Executive’s eligible dependents pursuant to COBRA, based on the Employee’s elections with respect to health insurance coverage in effect as of the termination date (which amount will be based on the premium for the first month of COBRA coverage) (the “Health Insurance Payment”). Such Health Insurance Payment shall be paid to the Participant in a single lump sum within 65 days after the Termination Date.

b.Existing Equity Treatment; Vesting of Certain RSUs and Options.

i.Consistent with the terms of Executive’s May 4, 2020 stock option grant (the “2020 Option Grant”) and in satisfaction of any vesting obligations as a result of termination of employment thereunder, Executive will vest into 32,878 time-based stock options with an individual exercise price of $11.41 as of the Effective Date of the Reaffirmation Release.

ii. In the amounts set forth on Exhibit A, Executive will be entitled to accelerated vesting with respect to the portion of time-based restricted stock units that would have vested had Executive remained continuously employed by the Company through November 13, 2023 under each of Executive’s November 13, 2018, March 16, 2021, August 19, 2021 and March 22, 2022 time-based restricted unit award agreements, in each case, as of the Effective Date of the Reaffirmation Release.

iii. All of Executive’s other outstanding unvested equity awards that would have been eligible for vesting after the Termination Date will be forfeited for no consideration as of the Termination Date, except that (i) (A) remaining unvested stock options under the 2020 Option Grant and Executive’s May 1, 2017 stock option award grant and (B) unvested performance-

based restricted stock units under Executive’s November 13, 2018 performance-based restricted stock unit grant, in each case will remain outstanding (but not be eligible for any further time-based vesting) for ninety (90) days following the Termination Date in accordance with the terms of the applicable equity grant, and at the end of such 90-day period, shall be forfeited and (ii) any outstanding vested stock options will remain exercisable for ninety (90) days following the Termination Date, and at the end such 90-day period, shall be forfeited.

c.Legal Fees. The Company agrees it shall reimburse Executive for Executive’s legal fees incurred in connection with preparation of this Release, by paying thirty thousand dollars ($30,000) directly to her counsel, Mary Brennan Stich, within 30 days from the signing of this Release.

d.Tax Matters; Section 409A. All amounts and benefits set forth herein shall be subject to applicable withholding taxes. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree and acknowledge that Sections 9(e)(2) and 17 of the Employment Agreement are hereby incorporated by reference and that any payments or benefits owed to Executive pursuant to this Section 2 are intended to be made in a manner that is either (i) exempt from Section 409A or (ii) compliant with Section 409A.

3. Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive (i) acknowledges that Executive will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on her behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of her claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); (ii) seeking or obtaining a whistleblower award from the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934, (iii) initiating or participating in an investigation or proceeding conducted by the EEOC. Nothing in this Release is intended to or will be used in any way to limit Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

4. Time to Consider

Executive acknowledges that Executive has been advised that Executive has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and Executive does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED

OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

5. Revocation and the Reaffirmation Release

a.Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive set forth in this Release until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event this Release shall become effective and the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of this Release. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

b.Executive further acknowledges that the payments and benefits set forth in Section 2 are subject to, in addition to any other requirements set forth herein, Executive executing and not revoking the Reaffirmation Release set forth as Exhibit B hereto (the “Reaffirmation Release”) on or after the Termination Date and within the time period specified in Exhibit B.

6. No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

7. General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

8. Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Texas without giving effect to conflict of laws principles.

9. Acknowledgments

Executive acknowledges that Executive (i) has not breached any of the Covenants, (ii) understands that Executive remains subject to the cooperation covenant set forth in Section 14 of the Employment Agreement (it being understood that the Company will honor its obligations under Section 14 of the Employment Agreement should such cooperation be required), (iii) has had the opportunity to engage legal counsel, and (iv) has read and understands the contents of this Release and affirms that no representations other than those contained herein have been made to induce or influence Executive’s execution of the Release, and that Executive executes this Release knowingly and voluntarily and upon independent advice of Executive’s own choosing.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, this Release has been executed and delivered as of the date written below.

1/16/2023	/s/ Holly Windham
DATE	Holly Windham

1/16/2023	/s/ Amar Maletira
DATE	Rackspace Technology, Inc
	By: Amar Maletira	Its: Chief Executive Officer

[Signature Page to Transition and Release Agreement]

Exhibit A
Time-Based Restricted Stock Unit Vesting

Subject to Executive signing this Release on or after the Termination Date within the time frame specified in Section 4 above, this Release becoming effective pursuant to Section 5 above and Executive’s continued compliance with the Covenants, Executive will be entitled to accelerated vesting with respect to certain equity awards on the Effective Date of the Reaffirmation Release, or earlier, as set forth in last column in the table below. Upon vesting, the Company shall withhold shares to cover estimated taxes consistent with current policy.

Grant Date	Grant Number	Vesting Dates from Grant Agreements	Number of Units Vesting on or Prior to the Reaffirmation Release Effective Date
November 13, 2018	RA 000005	November 13, 2023	18,000 on the Effective Date of the Reaffirmation Release
March 16, 2021	RS 000281	March 16, 2023	30,582 on the Effective Date of the Reaffirmation Release
August 19, 2021	RS001850	February 19, 2023 and August 19, 2023	39,000 on February 19, 2023; and 38,999 on the Effective Date of the Reaffirmation Release
March 22, 2022	RS 002906	March 22, 2023	36,832 on the Effective Date of the Reaffirmation Release
A-1

Exhibit B
REAFFIRMATION RELEASE

Holly Windham (“Executive”) hereby confirms her understanding and agreement to the commitments set forth in that certain Release between Executive and Rackspace Technology, Inc. (together with its subsidiaries and affiliates, the “Company”) dated as of January 16, 2023 (the “Agreement”) as of the date of my execution. This page represents her reaffirmation of the commitments set forth in Section 1 of the Agreement as of the date hereof, and Executive hereby agrees that the general release of claims pursuant to Section 1 of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.

(a)Consideration Period. Executive acknowledges that Executive has 21 days following the date of Executive’s separation from the Company to consider the terms and conditions of this Reaffirmation Release, and to decide whether to sign and enter into this Reaffirmation Release. In the event that Executive elects to sign this Reaffirmation Release prior to the expiration of the 21-day period, Executive acknowledges that in doing so Executive will voluntarily waive any remaining consideration period. Executive understands and agrees that any changes to the initially drafted terms of this Reaffirmation Release are not material and shall not restart the running of this period.

(b)7-Day Revocation Period and Effective Date. Executive has seven (7) days after Executive’s execution of this Reaffirmation Release to revoke Executive’s acceptance of it (the “Revocation Period”). Any such revocation must be made in writing to Amar Maletira. Each of Executive and the Company acknowledge and agree that this Reaffirmation Release is neither effective nor enforceable and the Company is not obligated to perform the promises contained herein or in the Agreement in the event that the Reaffirmation Release is revoked or until expiration of the seven (7) day revocation period. Following signature, if there is no revocation, the day after the expiration of the seven-day revocation period shall be the Effective Date of this Reaffirmation Release.

Executive ratifies and reaffirms the commitments set forth in the Agreement and the release included in Section 1 of the Agreement:

__________________________
Holly Windham

Dated:

[Signature Page to Reaffirmation Release]